EXHIBIT 10.14

June 16, 2004

David Henry

OFFER OF EMPLOYMENT

Dear David:

On behalf of NETGEAR Inc., I am pleased to offer you the position of Product Line Manager, Home Routers, reporting directly to me in my capacity as Senior Director, Product Marketing. The specific terms of your offer are described below.

Base compensation for this position will be $120,000.00 on an annualized basis, earned and payable at the rate of  $4,615.38 biweekly, less applicable deductions and taxes.

You will be eligible to participate in the company's NETGEAR Bonus Plan with an annual incentive target of up to 20% of your base salary, prorated from your hire date.  A NETGEAR Bonus Plan participant must be in the plan for at least three months of the plan year to be eligible for a NETGEAR Bonus Plan. Additional plan details will be provided to you following your start of employment.

In anticipation of your future performance and contribution to NETGEAR, and subject to the approval of the NETGEAR Board of Directors, you will be granted an option to purchase 4000 shares of NETGEAR, Inc. under the 2003 NETGEAR, Inc. Stock Option Plan. Vesting of the stock option is over a four year period with 25% of your options vesting on the first anniversary of the commencement of your employment with NETGEAR Inc., and 1/48th of the options vesting monthly for the three years thereafter.

The Stock Option Plan guidelines are subject to change.  Although you are eligible to participate in the Plan and receive options under the Plan, there is no guarantee that you will receive a stock option grant in each year of your employment with NETGEAR.

Commencing on your start date, you will be eligible to participate in the NETGEAR US Benefits Program in accordance with the terms of the various plans.  Complete benefits information and enrollment materials will be provided to you on your first Monday of employment. NETGEAR’s benefits, payroll and other human resource management services will be provided through TriNet Employer Group, Inc. TriNet is an employer services company contracted by NETGEAR to perform certain employer responsibilities on our behalf. As a result of this arrangement, TriNet will be considered your employer of record for payroll, benefits and other functions involving employment related administration. However, NETGEAR through your manager will continue to be responsible for directing your work, reviewing your performance and otherwise directing your work at NETGEAR.

Please respond to our offer no later than June 18, 2004.  If you wish to accept this offer, please review the additional terms and conditions noted below and return a signed copy of this offer letter to me.

David, our team is very impressed with you and feels confident that you will make a significant contribution to the continued success of NETGEAR Inc.  I look forward to your favorable reply, and to working with you in the near future.

Sincerely,

/s/ Vivek Pathela

____________________________________

Vivek Pathela

Senior Director, Product Marketing

Please print your name as you would like it to appear for business purposes:

David J. Henry

Please indicate your desired start date:

July 19, 2004

Please note that as a condition of employment, you will be required to sign the company’s standard agreement, which addresses the issues of confidentiality, conflicts of interest, non-competition, and patent assignments. This offer is contingent upon the accuracy of information contained in your resume or job application, satisfactory completion of reference checking, background checking, and verification of degree if applicable.  In addition, on your first day of employment you must provide NETGEAR with appropriate documents to establish your eligibility to work in the United States (i.e., a U.S. passport or birth certificate, driver's license and Social Security card) to satisfy the requirements of Employment Eligibility Verification (Form I-9) as required by Federal law.  Your employment at NETGEAR is entirely voluntary for both parties, and either you or NETGEAR may terminate the employment relationship at any time for any reason.

My signature below confirms my acceptance of this offer of employment at NETGEAR.

I understand that this letter includes all terms and conditions of the offer of employment and supersedes any other communications relating to the terms of my employment with NETGEAR.   I accept the above conditions for commencing employment with NETGEAR Inc., and understand that acceptance of this offer does not create an employment contract or a guarantee of employment for any specified period of time.

/s/ David Henry	6/21/2004

David HenryDate